EXHIBIT 21
SUBSIDIARIES
 The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2008. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Southeastern Metals Manufacturing Company, Inc.	Florida
K & W Metal Fabricators, LLC	Colorado
Construction Metals, LLC	California
Noll/Norwesco, LLC	Delaware
United Steel Products Company	Minnesota
Gibraltar of Pennsylvania, Inc.	Pennsylvania
GSC Flight Services Corp.	New York
Gibraltar International, Inc.	Delaware
Solar of Michigan, Inc.	Delaware
Air Vent Inc.	Delaware
Renown Specialties Company Ltd.	Ontario, Canada
Alabama Metal Industries Corporation.	Delaware
Diamond Perforated Metals, Inc.	California
Sea Safe, Inc.	Louisiana
AMICO Canada, Inc.	Canada
Gibraltar Industries (UK) Limited	UK
The Expanded Metal Company Limited	UK
Dramex Expanded Metal Limited	UK
Gibraltar Industries Germany GmbH	Germany
Sorst Streckmetall GmbH	Germany
Expamet Polska Sp.zo.o	Poland
Gibraltar Strip Steel, Inc.	Delaware
Cleveland Pickling, Inc.	Delaware
Solar Group, Inc.	Delaware
Home Impressions, Inc.	North Carolina
Appleton Supply Company, Inc.	Delaware
Dramex International Inc.	Delaware
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas